Exhibit (99)

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) - 745-4191
	Chairman of the Board, President and CEO	FAX: (540-) 745-4133
Stephanie Kent
Senior Vice President and Principal Financial Officer

August 15, 2005	Traded: OTC Bulletin Board	Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces Steady Earnings for the First Six Months of 2005

FLOYD, VA – Cardinal Bankshares Corporation is pleased to report steady year to date earnings for the first half of 2005 as compared to the first half of 2004. “With the continued increasing costs of federal regulations, competition, branch expansion and automation upgrades, it is particularly gratifying to report continued strong earnings”, stated Leon Moore, chairman and chief executive officer.

Net income for the first six months of 2005 amounted to $1,103,000, a slight decrease of $52,000 from the income of $1,155,000 for the same period in 2004. Basic earnings per share amounted to $.72 per share.

Noninterest expense increased approximately $218,000 the first six months of 2005 compared to the first six months of 2004. The largest portion of that amount was related to bringing our new branches in Roanoke and Salem into operation. The majority of those expenses were related to buildings, furniture and fixtures, and personnel cost.

Mr. Moore added, “The second major increase in expenses has been related to increases in the cost of regulations. Cost of compliance with the US Patriot Act, Bank Secrecy Act, Anti-Money Laundering and Sarbanes-Oxley continues to be an expense that must be recovered through higher fees, higher loan rates, and other costs to our customers. The cost of compliance with the new regulations of Sarbanes-Oxley has reached nearly $50,000 in added accounting costs for the first 6 months of 2005. Estimates for other regulatory costs show a projected increase in non-interest expense of approximately $120,000 to $135,000 for 2005.”

Total assets at June 30, 2005 were $191,926,000. Net loans increased by $4 million from December 31, 2004 and ended at $126,662,000 as of June 30, 2005.

Moore added, “We continue to look for new expansion opportunities and products to serve our customers. Our continued strong performance allows Cardinal to add value to our shareholders, to the communities we serve and to our staff.”

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

****

This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiary

Consolidated Balance Sheets

(In thousands, except share data)	(Unaudited) June 30, 2005	(Audited) December 31, 2004
Assets
Cash and due from banks	$5,404	$4,162
Interest-bearing deposits	4,876	3,602
Federal funds sold	4,725	7,175
Investment securities available for sale, at fair value	19,772	20,942
Investment securities held to maturity (fair value June 30, 2005 - $19,182; December 31, 2004 - $20,729)	18,639	20,001
Restricted equity securities	546	603

Total loans	128,347	124,673
Allowance for loan losses	(1,685)	(1,631)

Net loans	126,662	123,042

Bank premises and equipment, net	4,106	4,205
Accrued interest receivable	910	933
Foreclosed properties	2	2
Bank owned life insurance	4,549	4,483
Other assets	1,735	1,441

Total assets	$191,926	$190,591

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$24,576	$27,211
Interest-bearing deposits	139,027	134,044

Total deposits	163,603	161,255

Securities sold under agreements to repurchase	738	2,493
Accrued interest payable	135	110
Other liabilities	935	883

Total liabilities	165,411	164,741

Commitments and contingent liabilities	—	—

Stockholders’ Equity
Common stock, $10 par value, 5,000,000 shares authorized, 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	8,163	7,444
Accumulated other comprehensive income, net	70	124

Total stockholders’ equity	26,515	25,850

Total liabilities and stockholders’ equity	$191,926	$190,591

Cardinal Bankshares Corporation and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands, except share data)	2005	2004	2005	2004
Interest income
Loans and fees on loans	$2,165	$2,186	$4,167	$3,998
Federal funds sold and securities purchased under agreements to resell	32	22	58	44
Investment securities:
Taxable	208	208	418	446
Exempt from federal income tax	229	231	468	455
Deposits with banks	17	4	34	14

Total interest income	2,651	2,651	5,145	4,957

Interest expense
Deposits	844	771	1,619	1,563
Borrowings	10	11	22	20

Total interest expense	854	782	1,641	1,583

Net interest income	1,797	1,869	3,504	3,374
Provision for loan losses	12	25	36	25

Net interest income after provision for loan losses	1,785	1,844	3,468	3,349

Noninterest income
Service charges on deposit accounts	71	72	129	134
Other service charges and fees	26	23	49	43
Net realized gains on sales of securities	6	—	9	4
Other operating income	77	85	162	160

Total noninterest income	180	180	349	341

Noninterest expense
Salaries and employee benefits	702	632	1,385	1,252
Occupancy and equipment	173	131	365	270
Foreclosed assets, net	—	9	—	9
Other operating expense	349	376	660	661

Total noninterest expense	1,224	1,148	2,410	2,192

Income before income taxes	741	876	1,407	1,498
Income tax expense	164	214	304	343

Net Income	$577	$662	$1,103	$1,155

Basic earnings per share	$0.38	$0.43	$0.72	$0.75
Diluted earnings per share	$0.38	$0.43	$0.72	$0.75
Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733